EXHIBIT D-2



                                  STATE OF ILLINOIS

                             ILLINOIS COMMERCE COMMISSION

          AMEREN CORPORATION, AMEREN           :
          SERVICES COMPANY, UNION ELECTRIC     :
          COMPANY D/B/A AMERENUE, AND          :
          CENTRAL ILLINOIS PUBLIC SERVICE      :
          COMPANY D/B/A AMERENCIPS             :             98-0664
                                               :
          APPLICATION FOR APPROVAL OF CERTAIN  :
          MONEY POOL AND TAX ALLOCATION        :
          AGREEMENTS                           :

                                            ORDER
                                            -----

          By the Commission:

               On September 30, 1998, Ameren Corporation, Ameren Services Company ("Ameren Services"), Union Electric Company, d/b/a AmerenUE ("UE"), and Central Illinois Public Service Company, d/b/a AmerenCIPS ("CIPS") (collectively "Petitioners") filed with the Illinois Commerce Commission ("Commission") an Application requesting the Commission's approval of the Ameren Corporation System Utility Money Pool Agreement ("Money Pool Agreement"), pursuant to Sections 7-101 and 7-102 of the Public Utilities Act ("Act"), 220 ILCS 5/1-101 21 et seq. Petitioners submitted a
                                       -- ---
          copy of the Money Pool Agreement with the Application and requested that the Commission consider the Application without a hearing on an expedited basis. No petitions to intervene were filed in this docket, nor were any hearings held. Commission Staff ("Staff") filed an Answer to the Application on October 15, 1998.

               Petitioners' Application states that Ameren Corporation is a utility holding company formed with the merger of UE and CIPS completed on December 31, 1997. UE and CIPS are Ameren Corporation's two public utility operating companies, Ameren Services was formed to provide administrative services for system companies, including UE and CIPS, as part of the merger process and to comply with federal law and the regulations of the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935.

               Petitioners want to enter into the Money Pool Agreement and believe that it is reasonable and in the public interest because it will permit lower cost borrowing for the Petitioners by allowing internal funds to be loaned on a short term basis among the Petitioners. Under the Money Pool Agreement, each Petitioner will determine whether it has funds available for contribution to the Money Pool. If so, the Petitioner may lend funds to the Money Pool at its discretion. Each Petitioner may withdraw any of its funds at any time upon notice to Ameren Services. The

          Money Pool will be available for short term borrowing by Petitioners as funds are available. No loans through the Money Pool will be made to, and no borrowing through the Money Pool will be made by, Ameren Corporation, as such is prohibited by the SEC.

               According to the Application, the source of funds for the Money Pool will be from surplus funds in the treasuries of the Petitioners, proceeds from bank borrowing, and sale of commercial paper by Petitioners, consistent with regulatory orders and applicable law. The Money Pool Agreement identifies surplus funds from the treasuries of Petitioners as Internal Funds and the proceeds from bank borrowings and the sale of commercial paper by Petitioners as External Funds. Funds shall be made available from other sources as Ameren Services, as Administrator of the Money Pool, may determine will result in a lower cost of borrowing to Petitioners. Record keeping will be handled by Ameren Services under authority of the appropriate officers of Petitioners. Ameren Services will administer the Money Pool on an "at cost" basis.

               Borrowing through the Money Pool shall be authorized by each Petitioner's Treasurer or a designee thereof. No Petitioner shall be required to effect a borrowing through the Money Pool if such Petitioner determines that it can (and is authorized to) effect such borrowing at lower cost directly from banks or through the sale of its own commercial paper in an existing commercial paper program.

               The Application states that interest shall accrue on the unpaid principal amount of any loan from the Money Pool. Staff's Answer to the Application indicates that the current interest rate (as of October 9, 1998) applicable to loans of Internal Funds from the Money Pool is 5.25%. This interest rate is lower than various interest rates currently applicable for short-term borrowings from banks and higher than the current commercial paper rate applicable to Petitioners. The current interest rate applicable to loans of External Funds from the Money Pool is 5.2625% to UE and 5.46% to CIPS. These rates are lower than various interest rates currently applicable for short-term borrowings from banks with one exception and higher than the current commercial paper rate applicable to UE and CIPS. According to Staff's Answer, however, these interest rates are expected to vary over time and Petitioners are not obligated to borrow from the Money Pool if they can borrow from a cheaper source elsewhere.

               Staff's Answer indicates that Petitioners' primary source of savings from lower cost borrowing under the Money Pool Agreement will be realized through the reduction of about $60,000,000 in bank lines of credit which support the short-term borrowing capacity of Petitioners. This is achieved as a result of the "sharing" of these facilities among the four Petitioners. The savings will be realized in the form of lower facility and commitment fees commensurate with the reduction of the level of borrowing capacity. Measured in basis points, UE will save the 10 basis point commitment fee and CIPS will save the 7.5 basis point commitment fee, each on an annual basis. Such savings will flow through the Money Pool having the effect of reducing borrowing rates on a pro-rata basis.

               Analysis of the Money Pool Agreement indicates that cross-subsidization among the Petitioners is not possible. Section 1.5(b) of the Money Pool Agreement states that a Petitioner who borrows External Funds from the Money Pool shall pay interest on that amount equal to the lending Petitioner's cost of such External Funds. According to Section 1.5(c), Petitioners borrowing a combination of Internal Funds and External Funds from the Money Pool shall pay an interest rate that takes into account the cost of all such External Funds as determined by Section 1.5(b). Section 1.6 specifies that commitment fees related to External Funds contributed to the Money Pool shall be allocated every month to the Petitioner borrowing such External Funds from the Money Pool.

               A review of Commission records reveals that other entities regulated by the Commission have sought and received approval of similar pooling arrangements. Examples of such entities include GTE North, Inc. and GTE South, Inc. (approved in Docket No. 94-0110 on December 21, 1994, subsequently replaced by agreement approved in Docket No. 96-0344 on September 25, 1996), Illinois Power Company and Illinova Corporation (approved in Docket No. 94-0005 on October 3, 1995), and Northern Illinois Gas Co., NICOR, and certain affiliated interests (approved in Docket No. 77-0009 on June 29, 1977).

               Staff concluded its Answer by recommending that the Commission grant the requested relief. Staff also noted that it does not object to granting the requested relief without a hearing.

               The Commission, having considered the entire record and being fully advised in the premises, is of the opinion and finds that:

               (1) the Commission has jurisdiction over Petitioners and the subject matter herein;

               (2) the recitals of fact and conclusions reached in the prefatory portion of this order are supported by the record and are hereby adopted as findings of fact; and

               (3) Petitioners' Application for the approval of the Ameren Corporation System Utility Money Pool Agreement, as reflected in the attachment to the Application, should be granted.

               IT IS THEREFORE ORDERED that the Application filed by Ameren Corporation, Ameren Services Company, Union Electric Company, and Central Illinois Public Service Company seeking Commission approval of the Ameren Corporation System Utility Money Pool Agreement, as reflected in the attachment to the Application, is hereby granted.

               IT IS FURTHER ORDERED that subject to the provisions of
          Section 10-113 of the Public Utilities Act and 83 Ill. Adm. Code 200.880, this order is final; it is not subject to the Administrative Review Law.

               By order of the Commission this 18th day of November, 1998.




                                               (SIGNED) RICHARD L. MATHIAS

                                                       Chairman

          (S E A L)

                                  STATE OF ILLINOIS

                             ILLINOIS COMMERCE COMMISSION

                                     CERTIFICATE
                                     -----------



          Re:  98-0664



               I, DONNA M. CATON, do hereby certify that I am Chief Clerk of the Illinois Commerce Commission of the State of Illinois and keeper of the records and seal of said Commission with respect to all matters except those governed by Chapters 18a and 18c of The Illinois Vehicle Code.

               I further certify that the above and foregoing is a true, correct and complete copy of the Order made and entered of record by said Commission on November 18, 1998.

               Given under my hand and seal of said Illinois Commerce Commission at Springfield, Illinois, on November 20, 1998.


                                               /s/ Donna M. Caton
                                               Chief Clerk